Exhibit 99.1

Contacts:	Rick Berry, Chief Financial Officer Sanders Morris Harris Group Inc. 713-993-4614

SANDERS MORRIS HARRIS GROUP REPORTS
FIRST QUARTER NET $0.18 PER SHARE, UP 157%

HOUSTON—May 7, 2004—Sanders Morris Harris Group Inc. (NASDAQ: SMHG) today announced that its first quarter earnings per diluted share were $0.18, an increase of 157% over the same period in 2003. Revenues were $29.8 million for the first quarter of 2004 versus $20.9 million for the same period in 2003, an increase of 43%.

        "All of our business units showed marked improvements over the 2003 first quarter. Our investment banking earnings were especially strong," said Ben T. Morris, Chief Executive Officer, adding "continued healthy growth in our asset management business was another highlight."

        The Company recently announced the acquisition of 69% of Charlotte Capital, a small-mid cap value manager and a merger of Crest Advisors, an investment banking firm, into Sanders Morris Harris.

DIVIDEND

        The Company declared its regular quarterly dividend of $0.0375 a share, payable July 15, 2004 to holders of record on July 1, 2004.

        Sanders Morris Harris Group is a diversified financial services holding company based in Houston, Texas. It is the largest investment banking firm headquartered in the Southwest. At March 31, 2004, it had assets in excess of $138 million, cash and equivalents of $25.0 million and no funded debt. Its operating entities are Sanders Morris Harris, Charlotte Capital, Kissinger Financial Services, Pinnacle Trust Co., Salient Partners and SMH Capital Advisors. Additional information is available at www.smhgroup.com.

In addition to the historical information, this press release contains certain forward-looking statements under federal securities laws, including statements regarding Sanders Morris Harris Group's expected future business prospects, revenue and income. These forward-looking statements are based upon current expectations and involve certain risks and uncertainties that could cause actual results to differ materially from any such statement. These risks and uncertainties, many of which are beyond the company's control, include but are not limited to (1) trading volume in the securities markets; (2) volatility of the securities markets and interest rates; (3) changes in regulatory requirements which could affect the demand for the company's services or the cost of doing business; (4) general economic conditions, both domestic and foreign, especially in the regions where the company does business; (5) changes in the rate of inflation and related impact on securities markets; (6) competition from existing financial institutions and other new participants in the securities markets; (7) legal developments affecting the litigation experience of the securities industry; (8) successful implementation of technology solutions; (9) changes in valuations of the company's trading and warrant portfolios resulting from mark-to-market adjustments; (10) dependence on key personnel; and (11) demand for the company's service. The company does not undertake any obligation to update or revise any forward-looking statement.

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SANDERS MORRIS HARRIS GROUP INC. Selected Condensed Operating Information and Balance Sheet Data (in thousands, except share and per share amounts) (unaudited)
	Three Months Ended March 31,
	2004	2003
Net income calculation:
Revenues	$29,807	$20,932
Expenses	24,762	19,782

Net	5,045	1,150
Equity in income of limited partnerships	805	868
Minority interests	(452)	1

Income before income taxes	5,398	2,019
Provision for income taxes	(2,128)	(830)

Net income	$3,270	$1,189

Earnings per share
Basic earnings per share	$0.19	$0.07

Diluted earnings per share	$0.18	$0.07

Weighted average shares outstanding:
Basic	17,394,045	16,845,379
Diluted	17,987,680	17,394,518
Balance sheet data:
Cash and cash equivalents	$25,048	$30,322
Other tangible net assets	43,968	25,240

Tangible net assets	69,016	55,562

Shareholders' equity	$119,263	$103,235

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